EXHIBIT 99.1
[Superior Letterhead]
Superior Offshore International Confirms Plan of Liquidation
     HOUSTON, January 30, 2009, /PRNewswire-FirstCall via COMTEX News Network/ — On January 28, 2009, the United States Bankruptcy Court for the Southern District of Texas confirmed the First Amended Joint Chapter 11 Plan of Liquidation (the “Plan”) submitted by Superior Offshore International, Inc. and the Official Committee of Unsecured Creditors (Case No. 08-32590-H2-11). Under the Plan, all equity interests will be cancelled on the Effective Date. Unless stayed, the Effective Date will be February 11, 2009. The Effective Date will serve as the record date for purposes of distributions, if any, to equity interest holders under the Plan unless otherwise ordered by the Bankruptcy Court.
Contact:
David R. Jones
Bankruptcy Counsel for Superior Offshore International, Inc.
713-226-6000